Exhibit 21.1

List of Subsidiaries of Hilltop Holdings Inc.

As of February 27, 2020

Name	State or Other Jurisdiction of Incorporation or Formation

American Summit Insurance Company	Texas
First Southwest Holdings LLC	Delaware
First Southwest Capital Investments, Inc.	Delaware
FSC Asset Administrator, LLC	Delaware
Grand Home Loans, LLC	Delaware
Green Brick Mortgage, LLC	Delaware
Highland HomeLoans, LLC	Delaware
Hilltop Investments I LLC	Delaware
Hilltop Opportunity Partners LLC	Texas
Hilltop Securities Asset Management, LLC	Delaware
Hilltop Securities Holdings LLC	Delaware
Hilltop Securities Inc.	Delaware
Hilltop Securities Independent Network Inc.	Texas
HTH Diamond Hillcrest Land LLC	Texas
HTH Hillcrest Project LLC	Texas
Jet Homeloans, LLC	Delaware
NALICO General Agency, Inc.	Texas
National Lloyds Corporation	Delaware
National Lloyds Insurance Company	Texas
NLASCO Services, Inc.	Texas
PlainsCapital Corporation	Maryland
PlainsCapital Bank	Texas
PCC Statutory Trust I	Connecticut
PCC Statutory Trust II	Connecticut
PCC Statutory Trust III	Connecticut
PCC Statutory Trust IV	Delaware
PrimeLending, a PlainsCapital Company	Texas
PrimeLending Ventures Management, LLC	Texas
Southwest Financial Insurance Agency, Inc.	Oklahoma
Southwest Insurance Agency, Inc.	Texas

The names of particular subsidiaries may be omitted if the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of the end of the year covered by this report. (See the definition of “significant subsidiary” in Rule 1-02(w) (17 CFR 210.1-02(w)) of Regulation S-X.)